UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2014

SIGNET JEWELERS LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	1-32349	Not Applicable
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)

Clarendon House

2 Church Street

Hamilton

HM11

Bermuda

(Address of principal executive offices, including zip code)

441 296 5872

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 14, 2014, Signet UK Finance plc (the “Issuer”), a company organized under the laws of England and Wales and a wholly owned subsidiary of Signet Jewelers Limited (“Signet”), priced an offering of $400.0 million aggregate principal amount of the Issuer’s 4.700% Senior Notes due 2024 (the “Notes”). The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by Signet and certain subsidiaries of Signet (collectively, the “Guarantors”). The Issuer and the Guarantors entered into an underwriting agreement, dated May 14, 2014 (the “Underwriting Agreement”), with J.P. Morgan Securities LLC, as representative of the several underwriters named therein (the “Underwriters”), in connection with the issuance and sale of the Notes and the related guarantees. The Issuer expects to issue the Notes on May 19, 2014.

The Underwriting Agreement contains customary representations, warranties, conditions to closing, indemnification and obligations of the parties. Signet has also agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect of those liabilities.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated herein by reference.

The offering of the Notes was registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-3 (File No. 333-195865).

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits.

Number	Description

1.1	Underwriting Agreement, dated as of May 14, 2014, among Signet UK Finance plc, as issuer, Signet, as a guarantor, the other guarantors party thereto and J.P. Morgan Securities LLC, as representative of the several underwriters named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNET JEWELERS LIMITED
Date: May 16, 2014
	By:	/s/ Ronald Ristau
	Name:	Ronald Ristau
	Title:	Chief Financial Officer